Exhibit 6.7

January 19, 2017

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002

Paris, France

Attn: Sylvain Bellaiche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaiche

Re: Amendment No. 2 to the Forbearance Agreement (the “Second Amendment”)

Gentlemen:

Reference is made to that certain Amendment to the Forbearance Agreement, dated December 16, 2016, by and among the Company, DSR, and MGP II (the “First Amendment”), pursuant to which the parties agreed to extend the deadline for DSR’s Filed Registration Statement from December 15, 2016 to January 15, 2017. Capitalized terms not otherwise defined herein shall have the meanings set forth in the First Amendment.

Pursuant to recent conversations between the parties, the parties now wish to amend the terms of the First Amendment in order to extend the deadline for DSR’s Filed Registration Statement in accordance with the following terms:

The parties hereby agree that DSR shall provide MGP II with evidence of DSR’s Filed Registration Statement on or before January 31, 2017.

Except as expressly set forth herein, all of the terms and conditions of the Investment Agreement, the Pledge Agreement, the Forbearance Agreement, the First Amendment, and any and all transaction documents related thereto (the “Transaction Documents”) remain unchanged and are in full force and effect. For the avoidance of doubt, the forbearance deadline of March 31, 2017, as described in the Forbearance Agreement, shall remain in full force and effect, and if the obligations described in the Forbearance Agreement, as amended, are not satisfied by March 31, 2017, then MGP II shall have the ability to exercise the rights to which it is entitled under the Transaction Documents. This Second Amendment may not be modified or amended except pursuant to a further written agreement signed by the party to be charged therewith.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

MG PARTNERS II LTD.

By:	/s/ James Keyes
Name: James Keyes
Title : Director

By:	/s/ Joshua Sason
Name: Joshua Sason
Title : Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President, a duly authorized representative of the above entity

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Sylvain Bellaiche
Name: Sylvain Bellaiche
Title: President, a duly authorized representative of the above entity